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                                                                    EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.


     The undersigned, Fu-Chieh Hsu and Wing-Yu Leung, hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of Monolithic System Technology, Inc., a California corporation.

     2. The Articles of Incorporation of this corporation are amended and restated to read in full as follows:


                                       I.

     The name of this corporation is Monolithic System Technology, Inc.


                                       II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III.

     This corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock." The total number of shares which this corporation is authorized to issue is 39,500,000 shares. The number of shares of Common Stock which this corporation is authorized to issue is 30,000,000 shares. The number of shares of Preferred Stock which this corporation is authorized to issue is 9,500,000 shares. The Preferred Stock may be issued from time to time in one or more series. Of the Preferred Stock, 500,000 shares shall be designated Series A Preferred Stock ("Series A Preferred"), 1,000,000 shares shall be designated Series B Preferred Stock ("Series B Preferred"), 1,010,000 shares shall be designated Series C Preferred Stock ("Series C Preferred"), 300,000 shares shall be designated Series D Preferred Stock ("Series D Preferred"), 264,487 shares

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shall be designated Series E Preferred Stock ("Series E Preferred"), 1,224,552
shares shall be designated Series F Preferred Stock ("Series F Preferred"), 290,000 shares shall be designated Series F-1 Preferred Stock ("Series F-1 Preferred"), 1,343,433 shares shall be designated Series G Preferred Stock ("Series G Preferred") and 1,200,000 shares shall be designated Series H Preferred ("Series H Preferred). The Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the number of shares of any series.

     The Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, the Series F Preferred, the Series F-1 Preferred, the Series G Preferred and the Series H Preferred shall have the rights, preferences, privileges and restrictions set forth below.

     SECTION 1. DIVIDEND RIGHTS OF PREFERRED STOCK. The holder of each share of `Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series F-1, Series G and Series H Preferred shall be entitled to receive, prior and in preference to any declaration and payment of any dividend (payable other than in stock of the corporation) on the Common Stock, non-cumulative dividends at an annual rate equal to $0.1 0, $0.20, $0.50, $0.75, $1.60, $0.55, $0.55, $0.60 and $.80 per
share, respectively, when and as declared by the Board of Directors. Dividends, if paid, or if declared and set apart for payment, must be paid on, or declared and set apart for payment on, all series of Preferred Stock contemporaneously, and if less than full dividends are paid or declared and set apart for payment, the same percentage of the dividend rate will be paid on or declared and set apart for payment on each series of Preferred Stock.

     In the event that the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Preferred Stock were the holders of the number of shares of Common Stock of the corporation into which their respective shares of Preferred Stock are convertible at the Conversion Prices (as defined in paragraph 3(a) below) in effect as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

     SECTION 2.   LIQUIDATION PREFERENCE.

     (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of the Common Stock, an amount per share equal to $1.00 plus any declared but unpaid dividends for each share of Series A Preferred then held by them, an amount per share equal to $2.00 plus any declared but unpaid dividends for each share of Series B Preferred then held by them, an amount per share equal to $5.00 plus any declared but unpaid dividends for each share of Series C Preferred then held by


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them, an amount per share equal to $7.50 plus any declared but unpaid dividends for each share of Series D Preferred then held by them, an amount per share equal to $16.00 plus any declared but unpaid dividends for each share of Series E Preferred then held by them, an amount per share equal to $5.50 plus any declared but unpaid dividends for each share of Series F Preferred then held by them, an amount per share equal to $5.50 plus any declared but unpaid dividends for each share of Series F-1 Preferred then held by them and an amount per share equal to $6.00 plus any declared but unpaid dividends for each share of Series G Preferred then held by them and an amount per share equal to $8.00 plus any declared but unpaid dividends for each share of Series H Preferred then held by them. If, upon the occurrence of such event, the assets thus distributed among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred then held by them shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of all series of the Preferred Stock in proportion to the aggregate preferential amounts owed the holders of the then outstanding shares of each series of Preferred Stock upon a liquidation, dissolution or winding up of the corporation; and no amount shall be paid or set apart for payment on any series of the Preferred Stock unless, at the same time, amounts in like proportion to the respective preferential amounts to which the other outstanding series of the Preferred Stock are entitled shall be paid or set apart for payment on the outstanding other series.

     (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2, any remaining assets of this corporation shall be distributed ratably among the holders of Common Stock and Preferred Stock based on the number of shares of Common Stock held by each assuming conversion of all outstanding Preferred Stock into Common Stock at the then applicable Conversion Price (as defined in paragraph 3(a) below).

     (c)

         (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the corporation shall be deemed to be occasioned by and to include
(A) the corporation's sale of all or substantially all of its assets or (B) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the holders of the outstanding voting equity securities of the corporation immediately prior to such transaction or series of related transactions holding securities representing less than 50% of the voting power of the surviving entity immediately following such transaction or series of related transactions.

         (ii) In any such events, if the consideration received by the corporation is other than cash or indebtedness, its value will be deemed to be its fair market value. In the case of publicly traded securities, fair market value shall mean the closing market price of such securities on the date such consolidation, merger or sale is consummated. If a consideration is in a form other than publicly traded securities, its value shall be determined by the Board.

     SECTION 3. CONVERSION.

     The holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and Series F-1 Preferred, Series G Preferred and Series H Preferred shall have conversion rights as follows (the "Conversion Rights"):

     (a) RIGHT TO CONVERT. Each share of Series A Preferred, each share of Series B Preferred, each share of Series C Preferred, each share of Series D Preferred, each share of Series E Preferred, each share of Series F Preferred, each share of Series F-1 Preferred, each share of Series G Preferred and each share of Series H shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, in the case of the Series A Preferred, by dividing One Dollar ($ 1.00) by the Series A Conversion Price, in the case of the Series B Preferred, by dividing Two Dollars ($2.00) by the Series B Conversion Price, in the case of the Series C Preferred, by dividing Five Dollars ($5.00) by the Series C Conversion Price, in the case of the Series D Preferred, by dividing Seven Dollars and Fifty Cents ($7.50) by the Series D Conversion Price, in the case of the Series E Preferred by dividing Sixteen Dollars ($16.00) by the Series E Conversion Price, in the case of the Series F Preferred by dividing Five Dollars and Fifty Cents ($5.50) by the Series F Conversion Price, in the case of the Series F-1 Preferred by dividing Five Dollars and Fifty Cents ($5.50) by the Series F-I Conversion Price, in the case of the Series G Preferred by dividing Six Dollars ($6.00) by the Series G Conversion Price, and in the case of the Series H Preferred by dividing Eight Dollars ($8.00) by the Series H Conversion Price, each determined as hereinafter provided and as in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series A Preferred (the "Series A Conversion Price") shall initially be Thirty-three and One-third Cents ($.333) per share of Common Stock, the price at which shares of Common Stock shall be deliverable upon conversion of shares of Series B Preferred (the "Series B Conversion Price") shall initially be Sixty-six and Two-third Cents ($.667) per share of Common Stock, the price at which shares of Common Stock shall be deliverable upon conversion of shares of Series C Preferred (the "Series C Conversion Price") shall initially be One Dollar and Sixty-six and Two-third cents ($1.667) per share of Common Stock, the price at which shares of Common Stock shall be deliverable upon conversion of shares of Series D Preferred (the "Series D Conversion Price") shall initially be Two Dollars and Fifty Cents ($2.50) per share of Common Stock, the price at which shares of Common Stock shall be delivered upon conversion of shares of Series E Preferred shall initially be Five Dollars and Thirty-three and One-third Cents ($5.333), the price at which shares of Common Stock shall be delivered upon conversion of shares of Series F Preferred shall initially be Five Dollars and Fifty Cents ($5.50), the price at which shares of Common Stock shall be delivered upon conversion of shares of Series F-1 Preferred shall initially be Five Dollars and Fifty Cents ($5.50), the price at which shares of Common Stock shall be delivered upon conversion of shares of Series G Preferred shall initially be Six Dollars ($6.00) and the price at which shares of Common Stock shall be delivered upon conversion of shares of Series H Preferred shall initially be Eight Dollars ($8.00). The term "Conversion Price" as used herein shall refer to the respective Conversion Price for each series of Preferred Stock as the context so requires. The initial Conversion Price shall be subject to adjustment as hereinafter provided.

     Upon conversion, all declared and unpaid dividends on the Preferred Stock shall be paid either in cash or in shares of Common Stock of the corporation, at the election of the corporation, wherein the shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined by the Board of Directors of the corporation.

     (b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the earlier to occur of (i) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public at a price per share (prior to underwriter commissions and offering expenses) of not less than $8.00, appropriately adjusted for any recapitalization, and an aggregate offering price to the public of not less than $7,500,000, or (ii) the written consent of the holders of at least a majority of the then outstanding shares of Preferred (on an as converted to Common basis). In the event of the automatic conversion of the Preferred under subsection (1) above, the person(s) entitled to receive Common upon such conversion of Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.

     (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that he elects to convert the same; PROVIDED, HOWEVER, that in the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (d) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

         (i) SPECIAL DEFINITIONS. For purposes of this Section 3(d), the following definitions shall apply:

              (A) `Options' shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

              (B) `Original Issue Date' shall mean, for each series, the date on which a share of that series of the Preferred Stock was first issued.

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              (C) `Convertible Securities' shall mean any evidences of
indebtedness, Preferred Stock, or other securities convertible into or exchangeable for Common Stock.

              (D) `Additional Shares of Common' shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common Stock issued, issuable or, pursuant to Section 3(d)(Iii), deemed to be issued:

                  (a) upon conversion of shares of Preferred Stock;

                  (b) to officers, directors or employees of, or consultants to, the corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program or arrangement approved by the Board of Directors;

                  (c) as a dividend or distribution on Preferred Stock; and

                  (d) in connection with any transaction for which adjustment is made pursuant to Section 3(d)(vi) hereof

         (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price of a particular share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred Stock.

         (iii) OPTIONS AND CONVERTIBLE SECURITIES. In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

              (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, in each case, pursuant to their respective terms;

              (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the


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occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

              (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if-.

                  (a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                  (b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

              (D) no readjustment pursuant to clauses (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and

              (E) in the case of an Option which expires by its terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of such Option, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

         (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON. In the event this corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of


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Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; provided further that, for the purposes of this Section 3(d)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section 3(d)(iii), such Additional Shares of Common shall be deemed to be outstanding.

         (v) DETERMINATION OF CONSIDERATION. For purposes of this Section 3(d), the consideration received by the corporation for the issue of any Additional Shares of Common shall be computed as follows:

              (A) CASH AND PROPERTY. Such consideration shall:

                  (a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                  (b) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                  (c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board.

              (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the corporation for Additional Shares of Common deemed to have been issued pursuant to Section 3(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                  (x) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                  (y) the maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as determined in Section 3(d)(iii) hereof.

         (vi) ADJUSTMENTS FOR SUBDIVISIONS, STOCK DIVIDENDS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK. In the event the corporation effects a subdivision or combination of its outstanding shares of Common Stock into a greater or smaller number of shares without a proportionate and corresponding subdivision or combination of its outstanding shares of Preferred


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Stock, then and in each such event the Conversion Price shall be increased or decreased proportionally.

         (vii) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 3, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the corporation which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock.

         (viii) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than in an event provided for in Section 3(d) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

     (e) NO IMPAIRMENT. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

     (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.


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

     (g) NOTICES OF RECORD DATE. In the event of any taking by the corporation of the record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

     (h) RESERVATION OF STOCK. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. Any reserve of its authorized but unissued shares of Common Stock established by the corporation in accordance with this paragraph may not be diminished without the consent of the holders of a majority of the outstanding Preferred Stock.

     (i) NO REISSUANCE OF SERIES A, B, C, D, E, F, F-1, G OR H PREFERRED. No share or shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series F- 1 Preferred, Series G Preferred or Series H Preferred acquired by the corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the corporation shall be authorized to issue.

     (j) NOTICES. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the corporation.

     SECTION 4. VOTING MATTERS. Except as otherwise required by law, each share of Common Stock issued and outstanding shall have one vote. Each share of Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which the Preferred Stock is convertible as adjusted from time to time pursuant to Section 3 hereof. The holder of each share of Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the by-laws of the corporation and shall vote with the holders of the Common Stock and upon any matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote (in which case, except as otherwise required by law, the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred shall vote together as a class).

     SECTION 5. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of this corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.


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

     SECTION 6. CONSENT FOR CERTAIN REPURCHASES OF COMMON STOCK DEEMED TO BE DISTRIBUTIONS. Each holder of Preferred Stock shall be deemed to have consented, for purposes of Section 502, 503 and 506 of the California Corporations Code, to distributions made by the corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services or pursuant to agreements providing for the right of said repurchase between the corporation and such persons.


                                       IV.

     Section 1. LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     SECTION 2. INDEMNIFICATION OF CORPORATE AGENTS. This corporation is authorized to provide for, through bylaw provisions or through agreements with the agents, or both, the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation in excess of that expressly permitted by said Section 317 for said agents to the fullest extent permissible under California law, subject to the limitations set forth in
Section 204 of the California General Corporation Law with respect to actions for breach of duty to this corporation or its shareholders.

     SECTION 3. REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification."

     The foregoing amendment and restatement has been duly approved by the Board of Directors of this corporation.

     The foregoing amendment has been duly approved by the holders of the requisite number of shares of the corporation in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment and restatement was 9,804,907 shares of Common Stock, 500,000 shares of the Series A Preferred Stock, 1,000,000 shares of the Series B Preferred Stock, 1,010,000 shares of the Series C Preferred Stock, 300,000 shares of the Series D Preferred Stock, 264,487 shares of Series E Preferred Stock, 1,224,552 shares of the Series F Preferred Stock, 290,000 shares of the Series F-1 Preferred Stock and 1,343,433 shares of Series G Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The required vote was a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Series A, Series B, Series C, Series D, Series E, Series F and Series F-1 and Series G each class of stock voting separately.


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

     The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

     Executed at Sunnyvale, California this 4th day of April, 2000.



                                          -------------------------------------
                                          Fu-Chieh Hsu, President



                                          -------------------------------------
                                          Wing-Yu Leung, Secretary


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